UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2006

CENTURY PROPERTIES FUND XVIII

(Exact name of Registrant as specified in its charter)

California	0-11934	94-2834149
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Century Properties Fund XVIII (the “Registrant”) owns a 100% interest in Oak Run, L.P., a South Carolina limited partnership (the “Partnership”).  The Partnership owned Oak Run Apartments (“Oak Run”), a 420-unit apartment complex located in Dallas, Texas. On December 28, 2006, the Partnership sold Oak Run, which was its last remaining investment property, to a third party, JRK Asset Management Inc., a California corporation (the “Purchaser”). The Purchaser purchased the property along with three other apartment complexes, all of which were owned by entities (together the “Selling Partnerships”) affiliated with AIMCO Properties, L.P., which is an affiliate of the managing general partner of the Registrant. The total sales price for Oak Run and the three other apartment complexes was approximately $48,700,000, of which approximately $13,250,000 represents the portion of the sales price allocated to Oak Run. As a result of this sale the Registrant no longer holds an ownership interest in any investment properties or in any other assets.

The Registrant’s managing general partner does not currently anticipate that there will be any distributable proceeds from this sale to the Registrant’s partners and anticipates liquidating during 2007.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

10.11

Second Amendment to Purchase and Sale Contract and Assignment between Oak Run L.P., a South Carolina limited partnership, and the affiliated Selling Partnerships, and JRK Asset Management, Inc., a California corporation, dated December 15, 2006.

10.12

Third Amendment to Purchase and Sale Contract between Oak Run L.P., a South Carolina limited partnership, and the affiliated Selling Partnerships, and JRK Asset Management, Inc., a California corporation, dated December 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XVIII

(a California Limited Partnership)

By:

Fox Partners

General Partner

By:

Fox Capital Management Corporation

Managing General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

January 4, 2007